Pricing Supplement No. 2, dated October 27, 1998

(To Prospectus dated August 20, 1996 and                    Rule 424(b)(3)
   Prospectus Supplement dated August 20, 1996)             File No. 33-35219

Maytag Corporation
Medium-Term Notes, Series B, Fixed Rate

-Trade Date:  October 26, 1998          -Original Issue Date:  October 29, 1998
-Principal Amount:  $16,000,000         -Net Proceeds to Issuer:  $15,968,000
-Paying Agent: The First National Bank  -Authorized Denominations:  $1,000
                           of Chicago
-Issue Price:  100%                     -Regular Record Dates:  February 1,
                                                                     August 1
-Selling Agent's Commission:  $32,000   -Overdue Rate:  N/A
-Interest Rate:  5.30%                  -CUSIP: 57859HBK9
-Interest Payment Dates:  February 15, August 15
-Stated Maturity:  September 29, 2000

-Form:    X  Book-Entry             -Depositary:  The Depository Trust Company
       ____  Certificated           -Sinking Fund:    No
                                    -Amortizing Note:  No
-Optional Redemption:  X    The Notes cannot be redeemed prior to maturity
                      ____  The Notes may be redeemed prior to maturity

      -Initial Redemption Date:
      -Initial Redemption Percentage:
      -Annual Redemption Percentage Reduction:

-Option to Elect Repayment:

     X   The Notes cannot be repaid prior to maturity
    ____ The Notes can be repaid prior to maturity at the option of the holder

      -Optional Repayment Price(s):
      -Optional Repayment Date(s):

-Original Issue Discount Note:      ____  Yes
                                      X    No

      Total Amount of OID:
      Original Yield to Maturity:
      Initial Accrual Period OID:
      Issue Price:

-Name of Agent:  Salomon Smith Barney Inc.
-Capacity: ____Agent  X   Principal
-If as principal:     X   The Notes are being offered at varying prices related
                            to prevailing market prices at the time of resale.

____ The Notes are being offered at a fixed Initial public offering price ____% of Principal Amount. The Notes are being reoffered to dealers with a reallowance not to exceed ___% of the Commission or Fee.

Other Provisions:                         Annex Attached:  ____